Exhibit 99.1

Kinsale Capital Group Authorizes New $250 Million Share Repurchase Program

RICHMOND, Va, December 11, 2025 – Kinsale Capital Group, Inc. (NYSE: KNSL) (the “Company”) announced today that its Board of Directors authorized a share repurchase program of up to $250 million of the Company's outstanding common stock. The new authorization follows the completion of the Company’s previously announced $100 million share repurchase program.

“Today’s announcement reflects our confidence in Kinsale’s future and the value we see in our stock,” said Chairman and Chief Executive Officer, Michael P. Kehoe. “We believe our strategic direction, business model and operational execution provide enduring competitive advantages that will continue to result in strong operating performance and consistent operating cash flows. We remain committed to disciplined capital allocation and maintaining a strong balance sheet while generating best-in-class returns, including returning excess capital to stockholders.”

The shares may be repurchased from time to time in open market purchases, privately-negotiated transactions, block purchases, accelerated share repurchase agreements or a combination of methods and pursuant to safe harbors provided by Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934. The timing, manner, price and amount of any repurchases under the share repurchase program will be determined by the Company in its discretion. The stock repurchase program does not require the Company to repurchase any specific number of shares, and may be modified, suspended or terminated at any time.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contact
Kinsale Capital Group, Inc.
Bryan P. Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com